Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
YUMA ENERGY, INC.

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

Yuma Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), by its duly authorized officer, does hereby certify:

The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated as follows:

Article IV.A of the Amended and Restated Certificate of Incorporation is hereby amended and restated as follows:

“A.           Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 120,000,000, consisting of 100,000,000 shares of Common Stock, $0.001 par value per share, and 20,000,000 shares of Preferred Stock, $0.001 par value per share.

Effective at 12:01 a.m. Eastern Time on July 3, 2019, (the “Effective Time”), pursuant to the General Corporation Law of the State of Delaware, of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each Fifteen (15) shares of Common Stock either issued and outstanding or held by the Corporation in its treasury immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares shall be entitled to the rounding up of the fractional share to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

This Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation shall be effective as of the Effective Time.

This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 2nd day of July, 2019.

/s/ Anthony C. Schnur
Name: Anthony C. Schnur
Title: Authorized Officer